NEWS RELEASE

ROB FREDERICK
VICE PRESIDENT, DIRECTOR
GLOBAL CORPORATE BRAND
AND COMMUNICATIONS
502-774-7707

BROWN-FORMAN STOCKHOLDERS ELECT DIRECTORS AND BOARD APPROVES CASH DIVIDEND

LOUISVILLE, KY, JULY 25, 2019 – Brown-Forman Corporation’s (NYSE:BFA, BFB) shareholders met today at the regularly scheduled annual meeting of stockholders and elected the slate of directors recommended by the Board of Directors as submitted in the company’s 2019 Proxy Statement.

Geo. Garvin Brown IV, chairman of the Board of Directors, thanked the company’s shareholders for their commitment to Brown-Forman and its strategy as well as for their long-term purposeful ownership and support.

CEO Lawson Whiting discussed the company’s solid performance and its next generation of growth opportunities. He also emphasized the integration of alcohol responsibility, diversity and inclusion, community investment and environmental sustainability in the company’s global growth strategies.

In a subsequent meeting, the Board of Directors approved a regular quarterly cash dividend of 16.6 cents per share on its Class A and Class B Common Stock.  Stockholders of record on September 6, 2019, will receive the cash dividend on October 1, 2019. Brown-Forman will have paid regular quarterly cash dividends for 74 consecutive years and has increased the regular cash dividend for 35 consecutive years.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach, Slane and Fords Gin.  Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.